Exhibit 5.02

LEONARD STREET AND DEINARD	150 SOUTH FIFTH STREET SUITE 2300 MINNEAPOLIS, MINNESOTA 55402 612-335-1500 MAIN 612-335-1657 FAX

MARK S. WEITZ
612-335-1517 DIRECT
MARK.WEITZ@LEONARD.COM

July 11, 2011

NEO Corporation

211 Carnegie Center

Princeton, NJ 08540

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to NEO Corporation, a Minnesota corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $1,200,000,000 in aggregate principal amount of 7.625% Senior Notes due 2018 (the “Notes”).  The Notes are to be issued by NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with an offering made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2011 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in accordance with a Registration Rights Agreement entered into by the Issuer, the guarantors party thereto, including the Guarantor, and certain initial purchasers on January 26, 2011, and the Notes are being offered in exchange for $1,200,000,000 7.625% Senior Notes due 2018 issued by the Issuer on January 26, 2011 through a private placement exempt from the registration requirements of the Securities Act, all of which are eligible to be exchanged for the Notes.  The obligations of the Issuer under the Notes will be guaranteed by the Guarantor (the “Guarantee”), jointly and severally with other guarantors.  The Notes are to be issued pursuant to the Indenture (“Indenture”), dated as of February 2, 2006, between the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Forty-Second Supplemental Indenture relating to the Notes, dated as of January 26, 2011 (the “Forty-Second Supplemental Indenture”), among the Issuer, the guarantors set forth therein and the Trustee.  The Guarantee is to be issued pursuant to the Indenture and the Forty-Second Supplemental Indenture.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws of the Guarantor, (ii) a written consent of the sole director of the Guarantor with respect to the issuance of the Guarantee and the execution of the Forty-Second Supplemental Indenture, (iii) the Registration Statement, (iv) the Indenture and the Forty-Second Supplemental Indenture and (v) the Notation of Guarantee dated January 26, 2011.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor, public officials and others.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Minnesota and the Minnesota case law decided thereunder and (v) the “Blue Sky” laws and regulations of Minnesota.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.                                       The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

2.                                       The Indenture and the Forty-Second Supplemental Indenture have been duly authorized, executed and delivered by the Guarantor.  The Indenture and the Forty-Second Supplemental Indenture are valid and binding obligations of the Guarantor and are enforceable against the Guarantor in accordance with their terms.

3.                                       When the Notes have been duly executed and authenticated in accordance with the Indenture and the Forty-Second Supplemental Indenture, and duly delivered to the holders thereof, the Guarantee of the Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.                                       The execution and delivery of the Indenture and the Forty-Second Supplemental Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) Applicable Laws.  As used herein, “Applicable Laws” means those laws, rules and regulations of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of Minnesota which we, in the exercise of customary professional diligence, would reasonably recognize as being applicable to the Guarantor and the transactions contemplated by the Indenture and the Forty-Second Supplemental Indenture.

5.                                       No consent, waiver, approval, authorization or order of any State of Minnesota court or governmental authority of the State of Minnesota or any political subdivision thereof is required pursuant to any Applicable Laws for the issuance by the Guarantor of the Guarantee.

Our opinion expressed in Paragraph 1 above with respect to the good standing of the Guarantor is based solely on a Certificate of Good Standing issued with respect to the Guarantor by the Secretary of State of Minnesota dated July 7, 2011.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of Minnesota be changed by legislative action, judicial decision or otherwise after the effective date of the Registration Statement.

This opinion is furnished to you in connection with the filing by the Issuer of a Registration Statement on Form S-4 which will be incorporated by reference into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely on this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.02 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Leonard, Street and Deinard

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION